UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     September 7, 2007

Coach Industries Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-19471	91-1942841
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Lawrence Street, Glens Falls, NY	12801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (800) 821-5344

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 19, 2007, the Board of Directors of the Registrant approved the Registrant entering into a stock purchase agreement with Laurus Capital Management/Laurus Master Fund, Ltd. (“Laurus”) pursuant to which Laurus has agreed to purchase 100% of the issued and outstanding capital stock of Corporate Development Services, Inc., a wholly-owned subsidiary of the Registrant and the Registrant’s principal operating subsidiary. The purchase price for the sale shall be an amount equal to $7,082,456, subject to higher and better bids in accordance with the federal bankruptcy code. Payment of the consideration shall be in the form of the cancellation of $6,832,456 in accrued obligations owing to Laurus together with a cash payment of the $250,000 balance. Upon the execution of the agreement, the Registrant agreed to a $200,000 good faith deposit which would be returned to the Registrant upon the closing.

Consummation of the proposed stock purchase is subject to the approval of the bankruptcy court.

Item 1.03.	Bankruptcy or Receivership.

On September 19, 2007, the Registrant’s board of directors unanimously approved the filing of a voluntary petition seeking bankruptcy protection and reorganization relief under Chapter 11 of the United States Bankruptcy Code. On September 20, 2007, the Registrant filed for bankruptcy in the United States Bankruptcy Court for the Northern District of New York and assigned case number 07-12516.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 7, 2007, the Registrant received a letter from Laurus in connection with certain secured term notes previously executed by the Registrant in favor of Laurus (the “Notes”). The letter stated that certain events of default had occurred and were continuing, and that as a result, Laurus was demanding payment in full, not later than September 10, 2007, of $6,832,456 million, representing past due principal, interest, expenses and a default payment accruing under the Notes.

The letter further stated that in the event that the Registrant failed to make such payment on or prior to September 10, 2007, without further notice to the Registrant, all obligations under the Notes would be immediately due and payable and Laurus would be entitled to take such other steps as it deems necessary to protect its interests and enforce its rights and remedies under the Notes and applicable law.

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1	Press Release of Coach Industries Group, Inc. dated September 21, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COACH INDUSTRIES GROUP, INC.
(Registrant)

Date September 21, 2007	By:	/s/ Robert L. Lefebvre
	Name:	Robert L. Lefebvre
	Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description

Exhibit 99.1	Press Release of Coach Industries Group, Inc. dated September 21, 2007